EXHIBIT 99.3

U.S. CONCRETE, INC.
REPUBLISHED MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

          Statements we make in the following discussion that express a belief, expectation or intention, as well as those that are not historical facts, are forward-looking statements that are subject to various risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including the risks and uncertainties to which we refer under the headings “Cautionary Statement Concerning Forward-Looking Statements” preceding Item 1 of the 2005 Form 10-K, “Risk Factors” in Item 1A of the 2005 Form 10-K and “—Risks and Uncertainties” below.

Note:  The information contained in this item provides updates related to U.S. Concrete’s reorganization of its business segments, which are discussed further in Note 11 to the Consolidated Financial Statements.  This item has not been updated for other changes since the filing of the 2005 Annual Report on Form 10-K.  For significant developments since the filing of the 2005 Annual Report on Form 10-K, refer to the Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006.

Our Business

          We operate our business from six geographic reporting units that serve our principal markets in the United States and have historically aggregated these operating segments into one reportable segment based upon the guidance in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (SFAS No. 131).  During the third quarter of 2006, the Company re-assessed its application of SFAS No. 131 and based on the expected variation in the long-term margins of its operating segments, determined that it would be more appropriate to present our previously aggregated six geographic reporting units as two reportable segments primarily along product lines:  ready-mixed concrete and concrete-related products; and western precast concrete.  In conjunction with this re-assessment, we have revised our prior period presentation to correspond with the revision.

          Ready-Mixed Concrete and Concrete-Related Products.  Our ready-mixed concrete and concrete-related products segment is engaged primarily in the production, sale and delivery of ready-mixed concrete to our customer’s job sites.  To a lesser extent, this segment is engaged in the mining and sale of aggregates; the production, sale and distribution of precast concrete and concrete masonry; and the resale of building materials, primarily to our ready-mixed concrete customers.  We provide these products and services from our operations in New Jersey, Washington, D.C., north and west Texas, Michigan, Tennessee, Oklahoma, Mississippi and northern California.

          Western Precast Concrete.  Our western precast concrete segment engages principally in the production, distribution and sale of precast concrete products from its ten plants located in northern California, southern California and Arizona.  Of these facilities, we have two sites in Phoenix, two sites in San Diego and six plant sites located primarily in the Bay Area of northern California.  From these facilities, we produce precast concrete structures such as utility vaults, manholes and other wastewater management products, specialty engineered structures, curb-inlets, catch basins, retaining and other wall systems and other precast concrete products.

Our Markets

          We derive substantially all our revenues from the sale of ready-mixed concrete, precast concrete and concrete-related products to the construction industry in the United States. We typically sell our products under purchase orders that require us to formulate, prepare and deliver the product to our customers’ job sites. We recognize sales from these orders when we deliver the ordered products. The principal states in which we operate are California (43% of 2005 sales and 42% of 2004 sales), New Jersey (18% of 2005 sales and 17% of 2004 sales), Michigan (10% of 2005 sales and 12% of 2004 sales) and Texas (10% of 2005 sales and 8% of 2004 sales). We serve substantially all segments of the construction industry in our markets, and our customers include contractors for commercial and industrial, residential, street and highway and public works construction. The approximate percentages of our concrete product sales by construction type activity were as follows in 2005 and 2004:

	2005	2004

Residential	46%	41%
Commercial and industrial	42%	38%
Street and highway	3%	6%
Other public works	9%	15%

          The markets for our products generally are local, and our operating results are subject to swings in the level and product mix of construction activity that occur in our markets. The level of activity affects the demand for our products, while the product mix among the various segments of the construction industry affects both our relative competitive strengths and our operating margins, as ready-mixed concrete sold for commercial and industrial construction is generally more technical and, therefore, more profitable than that sold for residential construction. Commercial and industrial jobs also provide ready-mixed concrete producers more opportunities to sell value-added concrete mix designs for various high performance requirements that often include admixtures, such as chemicals, minerals and fibers, or color conditioning additives.

          The ready-mixed concrete, precast concrete and concrete-related products businesses are subject to seasonal variations. In particular, demand for our products and services during the winter months is typically lower than in other months of the year because of inclement weather. In addition, sustained periods of inclement weather and other weather conditions could postpone or delay projects in our markets.

          During the first four months of 2005, we experienced sustained adverse weather conditions and permitting delays that exceeded historical norms for this period, primarily in our California and Arizona markets, which resulted in lower-than-expected sales volume during that period.  In the following eight months, we experienced more normalized weather conditions, which enabled us to begin to achieve production levels and related efficiencies more consistent with management’s expectations. Should we experience sustained adverse weather in our markets in the future, our sales volumes and results of operations would be adversely affected.

          Throughout 2005, our product pricing for ready-mixed concrete and precast concrete continued to increase in most of our markets. These price increases have allowed us to absorb the rising cost of raw materials (primarily cement and aggregates). However, gains on increased prices were offset in part by higher labor, freight and delivery costs, including rising diesel fuel costs.  Diesel fuel prices peaked in the third quarter of 2005 in the aftermath of Hurricane Katrina and declined somewhat over the fourth quarter of 2005, with the national average of diesel fuel prices ending the year 33% above 2004.

          As a result of these fuel price increases, we have experienced both increased freight charges for our raw materials in the form of fuel surcharges and increased costs to deliver our products. As these costs have become more significant over the last two years, we have instituted fuel surcharges in most of our markets in an attempt to cover these rising costs. We do not have any long-term fuel supply contracts that would protect us from rising fuel costs. Sustaining or improving our margins in the future will depend on market conditions and our ability to increase our product pricing or realize gains in productivity to offset further increases in raw materials and other costs.

          During the fourth quarter of 2005, our western precast segment recorded approximately [$600,000] in costs associated with the restructuring of our northern California precast operations. This restructuring involves the consolidation of our Santa Rosa manufacturing capacity with our Pleasanton manufacturing plant, an upgrade of our Pleasanton plant to accommodate the increased production and improve efficiency, and the establishment of a new distribution yard in Santa Rosa to facilitate the servicing of our existing customers in that market area. Establishment of the new distribution facility and upgrades to our Pleasanton site are underway and are expected to be completed during the first half of 2006. While we expect these improvements to generate cost savings and manufacturing efficiencies during 2006, weather-related delays or other construction delays in the completion of the plant improvements at our Pleasanton site could result in decreased production capacity and ultimately decreased precast concrete sales until such improvements are completed and are operational.

Cement and Other Raw Materials

          Our cost of goods sold consists principally of the costs we incur in obtaining the cement, aggregates and admixtures we combine to produce ready-mixed concrete, precast concrete and other concrete-related products. We obtain most of these materials from third parties and generally have only a few days’ supply at each of our plants. These costs vary with our levels of production. Our cost of goods sold also includes labor costs, primarily for delivery personnel, and insurance costs and the operating, maintenance and rental expenses we incur in operating our plants, mixer trucks and other vehicles.

          During the last three quarters of 2004, supplies of cement were tight in some of our markets as a result of increased demand for cement, lower inventories of cement, downtime at certain cement plants and insufficient availability to increase imports of cement. This shortage curtailed some sales of our ready-mixed concrete, and cement prices increased, which adversely affected our gross margins. During the first quarter of 2005, cement shortages temporarily abated, although tightness of supply brought about by strong domestic consumption and insufficient availability of imported cement resulted in a continuation of the cement price increases experienced in the prior year.  During the remainder of 2005, these conditions persisted and we experienced further increases in cement prices in the majority of our markets.  In the second quarter of 2005, we experienced cement shortages in our north Texas market that had a negative impact on our operating results through both decreased sales and higher cost of raw materials. Because of expected continued strong domestic consumption and insufficient availability of cement in certain markets, we could experience continued shortages in future periods, which could adversely affect our operating results, through both decreased sales and higher cost of raw materials.

Acquisitions

          Since our inception in 1999, our growth strategy has contemplated acquisitions. We purchased one business in 2003, one business in 2004 and three businesses in 2005, all of which we have accounted for in accordance with the purchase method of accounting. Please read “— Liquidity and Capital Resources — Acquisitions” for further information regarding our recent acquisitions. The rate and extent to which appropriate further acquisition opportunities are available, and the extent to which acquired businesses are integrated and anticipated synergies and cost savings are achieved can affect our operations and results.

Risks and Uncertainties

          Numerous factors could affect our future operating results, including the factors discussed under the heading “Risk Factors” in Item 1A of this report and the following factors.

          Internal Computer Network and Applications. We rely on our network infrastructure, enterprise applications and internal technology systems for our operational, support and sales activities. The hardware and software systems related to such activities are subject to damage from earthquakes, floods, fires, power loss, telecommunication failures and other similar events. They are also subject to computer viruses, physical or electronic vandalism or other similar disruptions that could cause system interruptions, delays and loss of critical data and could prevent us from fulfilling our customers’ orders. We have developed disaster recovery plans and backup systems to reduce the potentially adverse effects of such events. Any event that causes failures or interruption in our hardware or software systems could result in disruption in our business operations, loss of revenues or damage to our reputation.

          Accounting Rules and Regulations.  We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  A change in these policies can have a significant effect on our reported results and may even retroactively affect previously reported transactions. Our accounting policies that recently have been or may be affected by changes in the accounting rules are as follows:

•	accounting for share-based payments,

•	accounting for income taxes; and

•	accounting for business combinations and related goodwill.

          In particular, the Financial Accounting Standards Board (the “FASB”) recently adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, which will require us to expense the fair value of our stock option grants and stock purchases under our employee stock purchase plan rather than disclose the impact on the consolidated net income in the footnotes to our consolidated financial statements. See “— Recent Accounting Pronouncements” and Note 1 to the Consolidated Financial Statements included in this report for a discussion of SFAS No. 123R.

          Tax Liabilities. We are subject to federal, state and local income taxes, applicable to corporations generally, as well as nonincome-based taxes. Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of business, we make calculations in which the ultimate tax determination is uncertain. We are also from time to time under audit by state and local tax authorities. Although we can provide no assurance that the final determination of our tax liabilities will not differ from what our historical income tax provisions and accruals reflect, we believe our tax estimates are reasonable.

Critical Accounting Policies and Estimates

          Preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to our Consolidated Financial Statements included in this report describes the significant accounting policies we use in preparing those statements. We believe the most complex and sensitive judgments, because of their significance to our financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. The most significant areas involving our management’s judgments and estimates are described below. Actual results in these areas could differ from our estimates.

     Allowance for Doubtful Accounts

          We extend credit to customers and other parties in the normal course of business. We regularly review outstanding receivables and provide for estimated losses on accounts receivable we believe we may not collect in full. A provision for bad debt expense recorded to selling, general and administrative expenses increases the allowance, and accounts receivable that we write off our books decrease the allowance. We determine the amount of bad debt expense we record each period and the resulting adequacy of the allowance at the end of each period by using a combination of our historical loss experience, customer-by-customer analyses of our accounts receivable balances each period and subjective assessments of our bad debt exposure. Our allowance for doubtful accounts was $3.5 million as of December 31, 2005 and $2.3 million as of December 31, 2004.

     Goodwill

          We record as goodwill the amount by which the total purchase price we pay for our acquisitions exceeds our estimated fair value of the net assets we acquire.  We test our recorded goodwill annually for impairment and charge income with any impairment we recognize, but we do not otherwise amortize that goodwill. The impairment test we use consists of comparing our estimates of the current fair values of our reporting units with their carrying amounts. We use a variety of valuation approaches, primarily the discounted future cash flow approach, to arrive at these estimates. These approaches entail making numerous assumptions respecting future circumstances, such as general or local industry or market conditions, and, therefore, are uncertain.  We did not record a goodwill impairment charge in 2003, 2004 or 2005. We can provide no assurance that future goodwill impairments will not occur.  Our goodwill balance was $181.8 million as of December 31, 2005 and $166.6 million as of December 31, 2004. See Note 2 to the Consolidated Financial Statements in this report for further discussion.

     Insurance Programs

          We maintain third-party insurance coverage in amounts and against the risks we believe are reasonable. Under our current insurance programs, we share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations.  Currently, our workers’ compensation per occurrence retention is $1.0 million and our automobile and general liability per occurrence retention is $0.5 million.  We fund these deductibles and record an expense for losses we expect under the programs. We determine the expected losses using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claims reporting and settlement patterns, judicial decisions, new legislation and economic conditions. Although we believe the estimated losses are reasonable, significant differences related to the items we have noted above could materially affect our insurance obligations and future expense. The amount accrued for self-insurance claims was $9.7 million as of December 31, 2005 and $8.7 million as of December 31, 2004, which is currently classified in accrued liabilities.

     Income Taxes

          We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes. We believe our earnings during the periods when the temporary differences become deductible will be sufficient to realize the related future income tax benefits. In cases where the expiration date of tax carryforwards or the projected operating results indicate that realization is not likely, we would provide for a valuation allowance.

          We have significant deferred tax assets, resulting from net operating loss carryforwards and deductible temporary differences that may reduce taxable income in future periods.  A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we estimate future taxable income, considering the feasibility of ongoing tax-planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes in tax laws, changes in statutory tax rates and future taxable income levels. If we were to determine that we would not be able to realize all or a portion of our deferred tax assets in the future, we would reduce such amounts through a charge to income in the period in which that determination is made. Conversely, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net carrying amounts, we would decrease the recorded valuation allowance through an increase to income in the period in which that determination is made. Subsequently recognized tax benefits associated with valuation allowances, recorded in connection with a business combination, will be recorded as an adjustment to goodwill.  We recorded no valuation allowance at December 31, 2005 or December 31, 2004.

     Inventory Obsolescence

          We provide reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value using assumptions about future demand for those products and market conditions.  If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required.

     Properties, Plant and Equipment, Net

          We state our properties, plant and equipment at cost and use the straight-line method to compute depreciation of these assets over their estimated remaining useful lives. Our estimates of those lives may be affected by such factors as changing market conditions, technological advances in our industry or changes in applicable regulations.  In addition, we use estimates of salvage values for certain plant and equipment to reduce the cost which is subject to depreciation.

          We evaluate the recoverability of our properties, plant and equipment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We compare the carrying value of long-lived assets to our projection of future undiscounted cash flows attributable to those assets. If the carrying value exceeds the future undiscounted cash flows, we record an impairment loss equal to the excess of the carrying value over the fair value. Actual useful lives and future cash flows could be different from those we estimate. These differences could have a material effect on our future operating results.

     Other

          We record accruals for legal and other contingencies when estimated future expenditures associated with those contingencies become probable and the amounts can be reasonably estimated.  However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and, therefore, a decrease or increase in reported net income in the period of such change).

Recent Accounting Pronouncements

          For a discussion of recently adopted accounting standards, see Note 1 to our Consolidated Financial Statements included in this report.

Results of Operations

          The following table sets forth selected historical statement of operations information and that information as a percentage of sales for the years indicated.

	Year Ended December 31

	2005		2004		2003

	(amounts in thousands, except selling prices)
Sales	$575,655	100.0%	$500,589	100.0%	$473,124	100.0%
Cost of goods sold before depreciation, depletion and amortization	472,010	82.0	412,262	82.4	388,717	82.2
Selling, general and administrative expenses	54,028	9.4	48,110	9.6	42,550	9.0
Depreciation, depletion and amortization	13,591	2.3	12,669	2.5	12,441	2.6

Income from operations	36,026	6.3	27,548	5.5	29,416	6.2
Interest income	857	0.1	180	—	241	0.1
Interest expense	18,172	3.1	16,703	3.3	17,096	3.6
Loss on early extinguishment of debt	—	—	28,781	5.7	—	—
Other income, net	2,022	0.3	840	0.1	3,016	0.6

Income (loss) before income tax provision	20,733	3.6	(16,916)	(3.4)	15,577	3.3
Income tax provision (benefit)	8,121	1.4	(6,377)	(1.3)	5,274	1.1

Net income (loss)	$12,612	2.2%	$(10,539)	(2.1)%	$10,303	2.2%

Ready-mixed Concrete Data:
Average selling price per cubic yard	$85.15		$76.38		$73.34
Sales volume in cubic yards	5,298		5,052		5,026

     Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

          Sales.  Sales increased $75.1 million, or 15.0%, from $500.6 million in 2004 to $575.7 million in 2005. The increase was primarily attributable to an 11.5% increase in the average sales price of ready-mixed concrete, a 4.8% increase in ready-mixed concrete sales volume, and a 12.3% increase in sales in our western precast concrete segment.  Price improvements were realized in both our ready-mixed concrete and concrete-related products segment and western precast concrete segment, as a result of the continued strength in the residential construction market, as well as an improving non-residential construction market which was reflective of the strength of the overall economy in 2005.

          Cost of goods sold before depreciation, depletion and amortization.  Cost of goods sold before depreciation, depletion and amortization increased $59.7 million, or 14.5%, from $412.3 million in 2004 to $472.0 million in 2005, while cost of goods sold before depreciation, depletion and amortization as a percentage of sales declined from 82.4% in 2004 to 82% in 2005.  The overall increase in cost of goods sold before depreciation, depletion and amortization was primarily attributable to raw material cost increases (primarily cement and aggregates), increased sales volumes of ready-mixed concrete in our ready-mixed concrete and concrete-related products segment and increased sales of precast products in our western precast concrete segment in 2005 as compared to 2004.  Cost of goods sold before depreciation, depletion and amortization as a percentage of sales declined as a result of increased operating leverage in our ready-mixed concrete and concrete-related products segment, primarily as a result of higher sales volumes of ready-mixed concrete, partially offset by higher overall raw materials costs and weather-related production delays which increased our production cost per unit in our western precast concrete segment during the first quarter of 2005.

          Selling, general and administrative expenses.  Selling, general and administrative expenses increased $6.0 million, or 12.3%, from $48.1 million in 2004 to $54.0 million in 2005.  This increase was attributable to higher compensation expenses, including incentive and stock-based compensation expenses, higher professional fees and provision for bad debts.

          Depreciation, depletion and amortization.  Depreciation, depletion and amortization expense increased $0.9 million, or 7.3%, from $12.7 million in 2004 to $13.6 million in 2005.  The increase was primarily attributable to higher capital expenditures in 2005 as compared to 2004.

          Interest Income.  Interest income increased $0.7 million from $0.2 million in 2004 to $0.9 million in 2005, primarily as a result of a higher average cash balance in 2005 as compared to 2004.

          Interest expense.  Interest expense increased $1.5 million, or 8.8%, from $16.7 million in 2004 to $18.2 million in 2005.  The 2004 period included the benefit of an interest rate swap for the full year, which reduced interest expense by $1.4 million.  In June 2005, the interest rate swap agreements were terminated.  We describe the impact of this termination under “– Liquidity and Capital Resources – Interest Rate Swaps.”  The weighted average interest rate on our debt was 8.3% at December 31, 2005, as compared to 7.5% as of December 31, 2004.

          Loss on early extinguishment of debt.  As a result of our refinancings we describe under “– Liquidity and Capital Resources – Senior Subordinated Notes,” we recognized an ordinary loss in 2004 on early extinguishment of debt of $28.8 million, which consisted of $25.9 million in premium payments to redeem our prior senior subordinated notes and a write-off of $2.9 million of debt issuance costs associated with our debt repayments.  We had no such loss in 2005.

          Other income, net.  Other income, net, increased $1.2 million, from $0.8 million in 2004 to $2.0 million in 2005.  The increase was primarily attributable to a $0.8 million gain from the sale of an FCC license.

          Income tax provision.  We recorded a provision for income taxes of $8.1 million in 2005 compared to a benefit for income taxes of $6.4 million in 2004.  The income tax benefit was attributable to the loss on early extinguishment of debt in 2004.  Our estimated annualized effective tax rate was 39% for the full year ended December 31, 2005 and 38% for the full year ended December 31, 2004.  The effective income tax rate for 2005 was higher than the federal statutory rate due primarily to state income taxes.

     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

          Sales.  Sales increased $27.5 million, or 5.8%, from $473.1 million in 2003 to $500.6 million in 2004. The increase was primarily attributable to an 8.7% or $5.1 million increase in sales in our western precast concrete segment, a 7.5% or $3.2 million increase in concrete-related products sales and a 4.1% increase in the average selling price of ready-mixed concrete.  The price improvement was primarily due to a stable residential construction market and moderate improvements in nonresidential construction in most of our ready-mixed concrete and concrete-related products markets during 2004, reflecting the general state of the overall economy, and employment levels in the United States.  In our western precast segment, the increased sales were driven largely by strong residential construction activity in our Phoenix and northern California markets.  Adverse weather conditions in the fourth quarter of 2004, particularly in northern California, resulted in lower sales volumes in our ready-mixed concrete and concrete-related products segment.

          Cost of goods sold before depreciation, depletion and amortization.  Cost of goods sold before depreciation, depletion and amortization increased $23.5 million, or 6.0%, from $388.7 million in 2003 to $412.3 million in 2004.  This increase was primarily related to the rise in cement, raw material, labor, insurance and diesel fuel costs during the year.  In 2003, cost of goods sold before depreciation, depletion and amortization included a $1.1 million correction of an inventory overstatement.  As a percentage of sales, cost of goods sold before depreciation, depletion and amortization increased to 82.4% from 82.2% in 2005 as compared to 2004.  This slight increase is primarily attributable to the higher cost of raw materials (cement, aggregates and steel) in our western precast segment in 2005 as compared to 2004.

          Selling, general and administrative expenses.  Selling, general and administrative expenses increased $5.6 million, or 13.1%, from $42.6 million in 2003 to $48.1 million in 2004. This increase was attributable to asset impairments and write-downs related to properties and equipment ($0.7 million), increases in professional fees ($1.5 million), and higher salary and benefit expenses ($2.5 million) in 2004, primarily due to higher stock-based and incentive-based compensation and group health insurance costs.

          Depreciation, depletion and amortization.  Depreciation, depletion and amortization expense increased $0.3 million, or 1.8%, from $12.4 million in 2003 to $12.7 million in 2004.

          Interest expense.  Our interest rate swap agreements reduced interest expense by approximately $1.4 million in 2004.  Interest expense decreased $0.4 million, or 2.0%, from $17.1 million in 2003 to $16.7 million in 2004, as a result of our 2004 refinancings and interest rate swaps.  As of December 31, 2004, we had outstanding borrowings totaling $200.0 million, as compared to $155.0 million as of December 31, 2003.  Our weighted average interest rate was 7.5%, after giving effect to our interest rate swaps, as of December 31, 2004, as compared to 9.0% as of December 31, 2003.

          Loss on early extinguishment of debt.  As a result of our refinancings we describe under “— Liquidity and Capital Resources – Senior Subordinated Notes,” we recognized an ordinary loss in 2004 on early extinguishment of debt of $28.8 million, which consisted of $25.9 million in premium payments to redeem our prior senior subordinated notes and a write-off of $2.9 million of debt issuance costs associated with our debt repayments.

          Other income, net.  Other income, net, decreased to $2.2 million, or 72.1%, from $3.0 million in 2003 to $0.8 million in 2004.  This decrease was primarily attributable to a $2.0 million settlement we recorded in 2003 in connection with a claim we filed against the former owners of a subsidiary in our Atlantic Region. For additional information, see Note 4 to our Consolidated Financial Statements in this report.

          Income tax provision.  We recorded a benefit for income taxes of $6.4 million in 2004, compared to a provision for income taxes of $5.3 million in 2003.  The 2004 benefit resulted principally from the taxable loss generated from our 2004 debt refinancings.  Our effective tax rate was 37.7% for 2004 and 33.9% for 2003. The effective income tax rate for 2004 was greater than the federal statutory rate due primarily to state income tax benefits and nontaxable settlement income increasing the federal tax benefit related to the estimated current year loss.

Liquidity and Capital Resources

          Our primary short-term liquidity needs consist of financing seasonal working capital requirements, purchasing properties and equipment and paying cash interest expense under our 8 3/8% senior subordinated notes due in April 2014 and cash interest expense, if any, under our senior secured revolving credit facility that expires in March 2009.  In addition to cash and cash equivalents of $23.7 million at December 31, 2005 and cash from operations, our senior secured revolving credit facility provides us with a significant source of liquidity.  That facility provides us a borrowing capacity of up to $105 million.  The credit agreement relating to this facility provides that the administrative agent may, on the bases specified, reduce the amount of the available credit from time to time.  At December 31, 2005, no borrowings were outstanding under the revolving credit facility and the amount of that available credit was approximately $86.4 million, net of outstanding letters of credit of $14.1 million.  Our working capital needs typically increase in the second and third quarters to finance the increases in accounts receivable during those periods and the cash interest payment on our 8 3/8% senior subordinated notes due on April 1 of each year.  Generally, in the fourth quarter of each year, our working capital borrowings begin to decline and then are paid down to their lowest annual levels in the first quarter of the following year.

The principal factors that could adversely affect the amount of our internally generated funds include:

•	any deterioration of sales because of weakness in the markets in which we operate;

•	any decline in gross margins due to shifts in our project mix; and

•	the extent to which we are unable to generate internal growth through integration of additional businesses or capital expansions of our existing business.

The principal factors that could adversely affect our ability to obtain cash from external sources include:

•	covenants contained in our credit facility and the indenture governing our 8 3/8% senior subordinated notes;

•	volatility in the markets for corporate debt; and

•	fluctuations in the market price of our common stock or 8 3/8% senior subordinated notes.

          The following key financial measurements reflect our financial position and capital resources as of December 31, 2005, 2004 and 2003 (dollars in thousands):

	2005	2004	2003

Cash and cash equivalents	$23,654	$39,707	$7,111
Working capital[1]	$62,801	$89,647	$37,941
Total debt [2]	$201,571	$200,000	$155,039
Available credit [3]	$86,400	$75,900	$7,000
Debt as a percent of capital employed	52.2%	54.2%	46.7%

(1) At December 31, 2003, current maturities of long-term debt reduced our working capital by $13.6 million.
(2) The interest rate swap mark-to-market adjustments of $0.8 million in 2004 are not included in the total debt.
(3) Based on eligible borrowing base in 2005 and 2004, net of outstanding letters of credit, and maximum leverage ratios in 2003.

          Our cash and cash equivalents consist of highly liquid investments in deposits and money market funds we hold at major banks.

          Senior Secured Credit Facility

          The borrowings under our credit facility are limited based on a portion of the net amounts of our eligible accounts receivable, inventory and mixer trucks.  At our option, these borrowings will bear annual interest at either the Eurodollar-based rate (“LIBOR”) plus 2.25%, or the domestic rate plus 0.75% as of December 31, 2005.  The interest rate margins will vary inversely with the amount of unused borrowing capacity available under the facility. We pay commitment fees at an annual rate of 0.375% on the unused portion of the facility.

          Our subsidiaries have guaranteed the repayment of all amounts owing under our credit facility.  In addition, we have collateralized the facility with the capital stock and substantially all the assets of our subsidiaries, excluding minor subsidiaries without operations or material assets, and substantially all the assets of those subsidiaries, excluding most of the assets of our aggregate quarry in New Jersey.  The credit agreement contains covenants restricting, among other things, prepayment or redemption of subordinated notes, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, mergers, asset sales other than in the ordinary course of business, indebtedness, liens, changes in our business, changes to charter documents and affiliate transactions.  It also limits capital expenditures to 5% of consolidated revenues in the prior 12 months and will require us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 on a rolling 12-month basis if the available credit under the facility falls below $15 million.  The credit agreement provides that specified change of control events would constitute events of default under the agreement.

          At December 31, 2005, no borrowings were outstanding under the revolving credit facility, and we had used $14.1 million of availability under the credit agreement for letters of credit.  The credit agreement limits our ability to incur additional debt primarily to the greater of (1) the borrowings available under our credit facility, plus $20 million, or (2) additional debt if, after giving effect to its incurrence, our total debt does not exceed three times our earnings before interest, taxes, depreciation, amortization and certain noncash items.

          Senior Subordinated Notes

          On March 31, 2004, we issued and sold, through a private placement, $200 million of 8 3/8% senior subordinated notes maturing April 1, 2014.  Interest on these notes is payable semiannually on April 1 and October 1 of each year.  We used the net proceeds of this financing to redeem our prior 12% senior subordinated notes and prepay outstanding debt under our senior secured credit facility.  We paid $122.5 million to redeem our prior 12% senior subordinated notes, including a prepayment premium of $25.9 million, plus all accrued and unpaid interest through the redemption date of $1.6 million.

          Our subsidiaries, excluding minor subsidiaries, have jointly and severally and fully and unconditionally guaranteed the repayment of our outstanding senior subordinated notes.

          The indenture governing these notes limits our ability and that of our subsidiaries to pay dividends or repurchase common stock, make certain investments, incur additional debt or sell preferred stock, create liens, merge or transfer assets.  At any time prior to April 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 108.375% of their principal amount, plus accrued interest, with the net cash proceeds from certain equity offerings.  In addition, after March 31, 2009, we may redeem all or a part of the notes at a redemption price of 104.188% in 2009, 102.792% in 2010, 101.396% in 2011 and 100% in 2012 and thereafter.  The indenture requires us to offer to repurchase (1) an aggregate principal amount of the subordinated notes equal to the proceeds of certain asset sales that are not reinvested in our business or used to pay senior debt and (2) all the notes following the occurrence of a change of control.  Our senior secured credit agreement prohibits these repurchases.

          On May 13, 2004, we filed a registration statement with the SEC, which became effective on June 22, 2004, pursuant to which we exchanged our outstanding $200 million 8 3/8% senior subordinated notes for notes that are substantially identical, except that the offering of the new notes was registered under the Securities Act of 1933.

          As a result of restrictions contained in the indenture relating to the 8 3/8% senior subordinated notes, our ability to incur additional debt is primarily limited to the greater of (1) borrowings available under our senior secured credit facility, plus the greater of $15 million or 7.5% of our tangible assets, or (2) additional debt if, after giving effect to such incurrence of such additional debt, our earnings before interest, taxes, depreciation, amortization and certain noncash items equals or exceeds two times our total interest expense.

          Interest Rate Swaps

           Effective April 16, 2004, we entered into interest rate swap agreements that had the economic effect of modifying the interest obligations associated with $70 million of our 8 3/8% senior subordinated notes, such that the interest payable on these notes effectively was to become variable based on the six-month LIBOR rate, set on April 1 and October 1 of each year.  We terminated these interest rate swap agreements in June 2005.  The swaps had been designated as fair-value hedges and had no ineffective portion.  The notional amounts of the swaps matched the principal amounts of the hedged portion of the notes, and the termination dates of the swaps matched the maturity date of the 8 3/8% senior subordinated notes.  As a result of the swaps, the interest rate on the hedged portion of the notes was LIBOR plus 3.16%.  The swap agreements were marked to market each quarter, with a corresponding mark-to-market adjustment reflected as either a discount or premium on the 8 3/8% senior subordinated notes.  Because the swap agreements were considered an effective fair-value hedge, there was no affect on our results of operations from these adjustments while the swap agreements were in effect.  Upon termination of these interest rate swap agreements, we received $2.2 million in cash as settlement proceeds.  The cash proceeds have been included in “changes in operating assets and liabilities, excluding effects of acquisitions” within the accompanying Consolidated Statements of Cash Flows.  The cash received has been recorded against the fair values of the respective agreements and the resulting net gain of $2.0 million is being amortized over the remaining life of the underlying debt instruments as an adjustment to interest expense.  There were no interest rate swap agreements outstanding as of December 31, 2005.  During the year ended December 31, 2005, the interest rate swap agreements reduced our interest expense by approximately $0.5 million.

          Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity and variable rates of interest.  The estimated aggregate fair value of our 8 3/8% senior subordinated notes at December 31, 2005 was approximately $200 million and $215 million in 2004.

          Debt Ratings

           Our ability to obtain external financing and the related cost of borrowing is affected by our debt ratings, which are periodically reviewed by the major credit rating agencies.  Debt ratings and outlooks as of March 10, 2006 were as follows:

	Rating	Outlook

Moody’s
Senior subordinated notes	B3
Issuer rating	B2	Stable
Senior implied rating	B1
Standard & Poor’s
Senior subordinated notes	B-
Corporate credit	B+	Stable

          These debt ratings are not recommendations to buy, sell or hold our securities, and they may be subject to revision or withdrawal at any time by the assigning rating agency.  Each rating should be evaluated independently of any other rating.

     Future Capital Requirements

          For 2006, our capital expenditures are expected to be in the range of $30 million to $35 million.  However, depending on the percentage of equipment acquired under operating leases, our capital expenditures could be in the range of $20.0 to $25.0 million.  In recent years, we have leased a higher percentage of our mixer trucks and other rolling stock under operating leases due to lower long-term interest rates and our inability to recover the associated tax benefits in those years.  In 2006, we expect to purchase a greater percentage of this equipment, primarily as a result of our ability to recover the associated tax benefits.

          Our management believes, on the basis of current expectations, that our cash on hand, internally generated cash flow and borrowings under our credit facility will be sufficient to provide the liquidity necessary to fund our operations and meet our planned capital expenditure and debt-service requirements for at least the next 12 months.

     Cash Flow

          Our consolidated cash flows for each of the past three years are presented below (in thousands):

	Year Ended December 31

	2005	2004	2003

Operating activities	$41,229	$34,423	$26,692
Investing activities	(58,563)	(11,597)	(17,259)
Financing activities	1,281	9,770	(7,007)

Net cash provided by (used in) operating, investing and financing activities	$(16,053)	$32,596	$2,426

          Our net cash provided by operating activities generally reflects the cash effects of transactions and other events used in the determination of net income or loss. Net cash provided by operating activities of $41.4 million in the year ended December 31, 2005 increased $6.9 million from the net cash provided in the year ended December 31, 2004.  This increase is principally a result of higher operating income, higher income tax refunds and proceeds from the early termination of the interest rate swap agreements, partially offset by higher interest payments.  Net cash provided by operating activities of $34.4 million in the year ended December 31, 2004 increased $7.7 million from the net cash provided in the year ended December 31, 2003.  This increase reflected the receipt of approximately $5.0 million in cash collateral previously used for our insurance retention programs, lower interest payments in 2004 and the timing of accounts payable payments at December 31, 2004, partially offset by increases in accounts receivable and inventory at December 31, 2004, as compared to the end of the prior year.

          Net cash used by investing activities of $58.7 million in the year ended December 31, 2005 increased $47.1 million from the net cash used in the year ended December 31, 2004, primarily because of acquisitions we made in 2005.  Capital expenditures increased by $7.5 million during the year ended December 31, 2005.  Our net cash used for investing activities of $11.6 million in the year ended December 31, 2004 decreased $5.7 million from the net cash used in the year ended December 31, 2003, primarily because of an acquisition we made in 2003. Capital expenditures decreased by $2.8 million during the year ended December 31, 2004, with this decrease offset by asset disposition activities.

          Our net cash provided from financing activities of $1.3 million in the year ended December 31, 2005 decreased $8.5 million from the net cash used in the year ended December 31, 2004.  This decrease was primarily attributable to our March 2004 refinancing activities, partially offset by the proceeds from the exercise of stock options and shares sold to employees under our employee stock purchase plan during the year ended December 31, 2005.  As a result of these activities, cash and cash equivalents, which totaled $23.7 million at December 31, 2005, decreased $16.1 million from December 31, 2004.  Our net cash provided by financing activities of $9.8 million in the year ended December 31, 2004 increased $16.8 million from the net cash used in the year ended December 31, 2003. This increase was primarily attributable to our March 2004 refinancing activities, proceeds from the exercise of stock options and shares sold to employees under our employee stock purchase plan, partially offset by repurchases of shares during the year ended December 31, 2004.

          We define free cash flow as net cash provided by operating activities less purchases of properties, plant and equipment (net of disposals).  Free cash flow is a liquidity measure not prepared in accordance with generally accepted accounting principles (“GAAP”).  Our management uses free cash flow in managing our business because we consider it to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.  We believe free cash flow may provide users of our financial information additional meaningful comparisons between current results and results in prior operating periods.  As a non-GAAP financial measure, free cash flow should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

          Our historical net cash provided by operating activities and free cash flow is as follows (in thousands):

	Year Ended December 31

	2005	2004	2003

Net cash provided by operating activities	$41,229	$34,423	$26,692
Less: Purchases of properties and equipment, net of disposals of $713, $608, and $2,587	(17,253)	(9,839)	(10,700)

Free cash flow	$23,976	$24,584	$15,992

     Acquisitions

          In December 2005, we acquired substantially all of the operating assets of Go-Crete and South Loop Development Corporation, which produce and deliver ready-mixed concrete from six plants and mine sand and gravel from a quarry in the greater Dallas/Fort Worth, Texas market. We purchased the assets for approximately $27.3 million in cash and assumed certain capital lease liabilities with a net present value of about $2.0 million.

          In November 2005, we acquired substantially all the operating assets, including real property, of City Concrete Company, City Concrete Products, Inc. and City Transports, Inc., which produce and deliver ready-mixed concrete from five plants in the greater Memphis, Tennessee and northern Mississippi area, for approximately $14.3 million in cash.

          In January 2005, we acquired a small ready-mixed concrete operation in Knoxville, Tennessee. The purchase price was approximately $1.0 million in cash.

          In December 2004, we acquired Riefkohl Contracting LLC, which provides precast concrete installation services in the greater Phoenix, Arizona market. The purchase price was approximately $2.2 million, comprised of $1.7 million in cash, and 73,489 shares of our common stock (valued at $0.5 million)

          In February 2003, we acquired Builders Redi-Mix, Inc., which produces and distributes ready-mixed concrete in the greater Lansing, Michigan market. The purchase price was approximately $10.3 million, comprised of $6.0 million in cash, net of cash acquired, and 920,726 shares of our common stock (valued at $4.3 million).

          Since our inception, cash has been the primary component in the consideration we have paid to acquire businesses.  We expect that cash will be a significant, if not the principal, element in acquisitions we might make in the foreseeable future.

     Off-Balance Sheet Arrangements

          We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. From time to time we may enter into noncancelable operating leases that would not be reflected on our balance sheet.  For additional discussion on our operating leases, see Note 14 to our Consolidated Financial Statements in this report.

     Commitments

          The following are our contractual commitments associated with our indebtedness and our lease obligations as of December 31, 2005 (in millions).

Contractual obligations	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years

Principal on debt	$200.0	$—	$—	$—	$200.0
Interest on debt (1)	142.4	16.8	33.5	33.5	58.6
Capital leases (2)	2.1	1.6	0.5	—	—
Operating leases	43.9	9.6	16.8	10.5	7.0

Total	$388.4	$28.0	$50.8	$44.0	$265.6

(1)	Interest payments due under our 8 3/8% senior subordinated notes.
(2)	Represents cash payments required. These obligations are recorded on our balance sheet at net present value at December 31, 2005.

The following are our commercial commitment expirations as of December 31, 2005 (in millions):

Other commercial commitments	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years

Standby letters of credit	$14.1	$14.1	$—	$—	$—
Purchase obligations	10.7	10.7	—	—	—
Performance bonds	16.0	16.0	—	—	—

Total	$40.8	$40.8	$—	$—	$—

Other

          We periodically evaluate our liquidity requirements, alternative uses of capital, capital needs and availability of resources in view of, among other things, our dividend policy, our debt service and capital expenditure requirements and estimated future operating cash flows.  As a result of this process, in the past we have sought, and in the future we may seek, to reduce, refinance, repurchase or restructure indebtedness; raise additional capital; issue additional securities; repurchase shares of our common stock; modify our dividend policy; restructure ownership interests; sell interests in subsidiaries or other assets; or take a combination of such steps or other steps to manage our liquidity and capital resources.  In the normal course of our business, we may review opportunities for the acquisition, divestiture, joint venture or other business combinations in the ready-mixed concrete or related businesses.  In the event of any acquisition or joint venture transaction, we may consider using available cash, issuing equity securities or increasing our indebtedness to the extent permitted by the agreements governing our existing debt.  See Note 8 to the Consolidated Financial Statements in Item 8 of this report.

Inflation

          As a result of the relatively low levels of inflation during the past three years, inflation did not significantly affect our results of operations in any of those years.